PharmAthene Reports Second Quarter 2011 Financial and Operating Results

ANNAPOLIS, Md., Aug. 10, 2011 -- PharmAthene, Inc. (NYSE Amex: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported financial and operating results for the second quarter ended June 30, 2011.

For the second quarter of 2011 PharmAthene recognized revenue of $6.4 million compared to $4.8 million in the same period of 2010. Revenues for the most recent quarter consisted of contract funding from the U.S. government for the development of the Company's SparVax(TM) and Valortim® biodefense programs. Revenue for the quarter ended June 30, 2011 increased $1.6 million, as compared to the same period in 2010, primarily as a result of increased revenue for the Company's SparVax(TM) program, which totaled $5.3 million for the three months ended June 30, 2011 compared to $2.1 million for the same period in 2010. The increase in revenue for the Company's SparVax(TM) program is attributable to additional work completed during the quarter in relation to the Company's manufacturing platform for SparVax(TM) and the establishment of analytical and stability-indicating assays for product characterization. This increase was partially offset by a decrease in Protexia® revenue resulting from a completion of the contract in 2010. Research and development expenses were $6.0 million for the quarter June 30, 2011 compared to $5.9 million for the same period in 2010. These expenses resulted from research and development activities related to the Company's Valortim® and SparVax(TM) programs, and to a much lesser extent, expenses related to the Protexia® bioscavenger program. Research and development expenses increased for the quarter ended June 30, 2011 compared to the prior year period, primarily due to increased activity under the Company's SparVax(TM) program and the completion of patient dosing in the Phase I Valortim® dose escalation clinical trial, partially offset by a decrease in development expenses related to the Protexia® bioscavenger program, which was completed in 2010.

General and administrative expenses for the Company were $3.4 million and $4.1 million for the quarters ended June 30, 2011 and 2010, respectively. The decrease in general and administrative expense during the most recent period resulted from a reduction in bad debt expense, partially offset by an increase in professional fees, accrued bonus expense and other expenses.

For the second quarter of 2011 PharmAthene's net loss attributable to common shareholders was $2.4 million, or $0.05 per share, compared to $6.4 million, or $0.22 per share, in the same period of 2010. The year-over-year decrease in net loss includes the impact of the change in fair value of the Company's derivative instruments, which was a decrease of $0.7 million for the three months ended June 30, 2011 compared to a decrease of $0.03 million for the same period in 2010.The decrease in fair value realized during the second quarter of 2011 was primarily the result of the decrease in stock price from $3.19 on March 31, 2011 to $2.94 per share on June 30, 2011.

As of June 30, 2011, the Company had cash and cash equivalents, short-term investments, and net U.S. government accounts receivables and other receivables, including unbilled receivables, totaling approximately $21.6 million compared to $21.6 million at December 31, 2010. The balance was unchanged due to the net impact of the June 2011 sale of equity and warrants, which resulted in net proceeds of $5.8 million, offset by loss from operations for the six months ended June 30, 2011 of $7.6 million as well as a net reduction in receivables, prepaid expenses and other current assets and non-cash expense.

Biodefense Portfolio Update

SparVax(TM) rPA Anthrax Vaccine

During the second quarter PharmAthene successfully completed technology transfer of its rPA anthrax vaccine manufacturing process for the bulk drug substance of its SparVax(TM) vaccine candidate at the 100 liter scale to a US-based manufacturing facility at Fujifilm Diosynth Biotechnologies U.S. (RPT, North Carolina). Activities to scale up production to the final commercial 1,500 liter volume are currently underway.

PharmAthene also announced it was the first company ever to demonstrate 36-month stability with an rPA-based anthrax vaccine. Demonstration of 36-month stability is considered an important technical achievement under the Company's current contract with the Biomedical Advanced Research and Development Authority (BARDA). Having achieved these important technical milestones, PharmAthene is eligible to pursue additional advanced development funding from BARDA for its rPA anthrax vaccine program. Presently, funding for this program is provided under a cost-reimbursement-plus-fixed-fee contract from BARDA, which currently extends until September 2013.

Valortim® Anthrax Anti-Toxin

During the quarter, the Company achieved a significant clinical milestone by completing dosing in a Phase I dose escalation clinical trial of Valortim®. The trial enrolled 28 healthy volunteers who received escalating IV doses of 1, 5, or 10 mg/kg of Valortim® (or placebo). Valortim® appeared to be well-tolerated in this study. The final study report from the Phase I clinical trial is expected to be available by the end of the year. In addition, the Company submitted a white paper to BARDA during the second quarter requesting additional advanced development funding for Valortim®. If accepted, PharmAthene can then submit a formal funding proposal, which if granted could result in funding starting in 2012.

Nerve Agent Bioscavenger

PharmAthene is presently in late stage negotiations with the Department of Defense (DoD) to fund a second generation mammalian cell culture approach for the production of rBChE, referred to as the Advanced Expression System (AES). If successful, the AES platform could have significant advantages compared to a first generation transgenic expression system. Specifically, the potential for a more streamlined development and production process enables commercially viable production yields and substantially lower production costs. In addition, such an approach is consistent with recent U.S. government initiatives to support the use of flexible, state-of-the-art technologies to meet the needs of both the military and civilian strategic stockpiles.

"We made solid progress in each of our biodefense programs during the second quarter," remarked Eric I. Richman, President and Chief Executive Officer. "Most notably, we completed technology transfer of our rPA anthrax vaccine manufacturing process at the 100 liter scale, and demonstrated robust potency and stability of our vaccine. We are very excited about the future potential for this program, as our rPA vaccine appears to offer potential improvements over the current first generation anthrax vaccine and other rPA-based anthrax vaccines. We look forward to continuing to advance this essential program, which may offer advantages related to cost, convenience, safety and effectiveness for the U.S. government and its citizens." Mr. Richman continued, "Finally, regarding our ongoing litigation against SIGA Technologies, Inc., the case is presently before the Vice Chancellor and we await the Court's decision on the matter."

About PharmAthene, Inc.

PharmAthene was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons. PharmAthene's lead product development programs include:

•	SparVax(TM) - a second generation recombinant protective antigen (rPA) anthrax vaccine and a third generation anthrax vaccine with potential for improved potency and stability

•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

•
rBChE - recombinant butyrylcholinesterase bioscavenger: Protexia® and a second generation Advanced Expression System ("AES") countermeasures for nerve agent poisoning by organophosphorous compounds, including nerve gases and pesticides

Statement on Cautionary Factors

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words "potential"; "believe"; "anticipate"; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; "will"; "project"; "potential"; or similar statements are forward-looking statements. PharmAthene disclaims any intent or obligation to update these forward-looking statements other than as required by law. Risks and uncertainties include risk associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of the Company's product candidates, unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the Company's development programs, the award of government contracts to our competitors, unforeseen safety issues, challenges related to the development, scale-up, technology transfer, and/or process validation of manufacturing processes for our product candidates, unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products, challenges related to the implementation of our NYSE Amex compliance plan as well as risks detailed from time to time in PharmAthene's Forms 10-K and 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In particular, there can be no assurance that the Company will prevail in its lawsuit against Siga, or that even if the court rules in the Company's favor, the court will award monetary damages or other remedies adequate to fully compensate the Company for its losses. Further, significant additional non-clinical animal studies, human clinical trials, and manufacturing development work remain to be completed for SparVax(TM), Valortim® and our rBChE product. Copies of PharmAthene's public disclosure filings are available from its investor relations department and our website under the investor relations tab at http://www.pharmathene.com/.

PHARMATHENE, INC.
CONSOLIDATED BALANCE SHEETS

	Unaudited
	June 30,	December 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$14,160,598	$11,785,327
Restricted cash	100,000	100,000
Accounts receivable, net	4,378,669	5,367,130
Other receivables (including unbilled receivables)	2,975,085	4,317,170
Prepaid expenses and other current assets	301,639	1,014,002
Assets held for sale	1,023,751	1,000,100
Total current assets	22,939,742	23,583,729

Property and equipment, net	974,345	1,178,416
Other long-term assets and deferred costs	53,384	88,447
Goodwill	2,348,453	2,348,453
Total assets	$26,315,924	$27,199,045

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,482,834	$3,128,203
Accrued expenses and other liabilities	3,446,640	3,035,284
Total current liabilities	5,929,474	6,163,487

Other long-term liabilities	458,477	461,858
Derivative instruments	5,854,949	8,362,995
Total liabilities	12,242,900	14,988,340

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,194,036 and 46,238,244 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	4,819	4,624
Additional paid-in-capital	207,232,154	200,847,468
Accumulated other comprehensive income	1,241,205	1,250,497
Accumulated deficit	(194,405,154)	(189,891,884)
Total stockholders' equity	14,073,024	12,210,705
Total liabilities and stockholders' equity	$26,315,924	$27,199,045

PHARMATHENE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Contract revenue	$6,428,840	$4,779,591	$12,766,562	$7,896,144

Operating expenses:
Research and development	5,984,098	5,940,360	11,804,472	10,892,753
General and administrative	3,409,372	4,121,822	8,349,026	9,447,244
Depreciation and amortization	116,690	254,440	234,319	499,698
Total operating expenses	9,510,160	10,316,622	20,387,817	20,839,695

Loss from operations	(3,081,320)	(5,537,031)	(7,621,255)	(12,943,551)
Other income (expenses):
Interest income	3,381	2,582	6,535	6,065
Interest expense	(15,173)	(921,465)	(30,608)	(1,869,615)
Other income (expense)	(32,722)	29,752	(44,628)	169,174
Change in market value of derivative instruments	688,221	33,470	3,176,686	300,966
Total other income (expenses)	643,707	(855,661)	3,107,985	(1,393,410)

Net loss	$(2,437,613)	$(6,392,692)	$(4,513,270)	$(14,336,961)

Basic and diluted net loss per share	$(0.05)	$(0.22)	$(0.10)	$(0.50)

Weighted average shares used in calculation of basic and diluted net loss per share	46,631,396	29,619,193	46,454,968	28,900,882